Exhibit 23.1
DE VISSER GRAY
CHARTERED ACCOUNTANTS
401 — 905 West Pender Street
Vancouver, BC Canada
V6C 1L6
Tel: (604) 687-5447
Fax: (604) 687-6737
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to (i) the reference to our firm under the caption “Experts” and the use of our report dated October 12, 2004, in the Post-Effective Amendments No. 1 to the Registration Statements on Form S-1 (Registration No. 333-130122 and Registration No. 333-125483) filed on May 11, 2006 and (ii) the use of our report dated October 12, 2004 in the related prospectus supplements filed on or about the date hereof of BPI Energy Holdings, Inc. for the registration of shares of its common stock.
/s/ De Visser Gray
Vancouver, British Columbia
November 3, 2006